UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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CFS Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500

March 23, 2007

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 24, 2007 at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.

     It is very important that you be represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided or vote by telephone or the Internet even if you plan to attend the meeting. This will not prevent you from voting in person but will ensure that your vote is counted in the event you are unable to attend.

     Your continued support of and interest in CFS Bancorp, Inc. are sincerely appreciated.

Best regards,

THOMAS F. PRISBY
Chairman of the Board and
Chief Executive Officer

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321
____________________

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.
____________________

Date:	Tuesday, April 24, 2007

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts
1040 Ridge Road
Munster, Indiana 46321

Purposes:	1.	To elect two director nominees for three-year terms expiring in 2010 and until their successors are elected and qualified;

	2.	To ratify the appointment of BKD, LLP as independent registered public accounting firm for CFS for the year ending December 31, 2007; and

	3.	To transact such other business that may properly come before the meeting and any adjournments thereof, including whether to adjourn the meeting.

Who Can Vote:

Shareholders at the close of business on March 2, 2007 are entitled to vote at the meeting. A list of shareholders entitled to vote at the meeting will be available for review at our offices, 707 Ridge Road, Munster, Indiana, for a period of ten days prior to the meeting, and will be available for review at the meeting.

How You Can Vote:

You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope or by following the instructions on the enclosed proxy card to vote by telephone or the Internet.

By Order of the Board of Directors,

MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 23, 2007

Your Vote Is Important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Please complete, sign and return the executed enclosed form of proxy in the envelope provided or vote your shares by telephone or the Internet.

CFS BANCORP, INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2007

VOTING AND RELATED MATTERS

     This proxy statement contains information regarding the 2007 annual meeting of shareholders of CFS Bancorp, Inc. to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 24, 2007 at 10:00 a.m., Central Time. The enclosed proxy is being solicited by our board of directors.

Why am I receiving this proxy statement?

     You are receiving a proxy statement because you owned shares of CFS common stock on March 2, 2007 which entitles you to vote at the meeting. You can vote using a proxy, whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement and proxy are being mailed to shareholders on or about March 23, 2007.

What will I be voting on?

  Election of two directors for a term of three years (see Election of Directors).

  Ratification of the independent registered public accounting firm (see Ratification of Independent Registered Public Accounting Firm).

How do I vote?

     You can vote either in person at the meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Follow the instructions on your voting instruction form. Shareholders can be represented through the return of a physical proxy or by utilizing the telephone or Internet voting procedures described on the enclosed proxy. The telephone and Internet voting procedures are designed to authenticate shareholders by use of a control number and allow shareholders to confirm that their instructions have been properly recorded.

     If you hold your shares in “street name,” please refer to the voting information forwarded by your bank, broker or other holder of record to see which options are available to you.

     The telephone and Internet voting facilities for registered shareholders will close at 11:59 a.m., Eastern Time on April 23, 2007.

     If you hold shares through one of our employee benefit plans, your vote must be received by April 20, 2007 or the shares represented by the proxy will not be voted.

Can I change my vote?

     Yes. At any time before your proxy is voted, you may change your vote by:

  revoking it in writing by sending it to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321;

  delivering a later-dated proxy (including a telephone or Internet vote); or

  voting in person at the meeting.

     If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?

     You will have one vote for every share of CFS common stock that you owned on March 2, 2007.

How many shares are entitled to vote?

     There were 11,072,263 shares of CFS common stock outstanding and entitled to vote at the meeting as of March 2, 2007. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

     Under our by-laws, a majority of the votes that can be cast must be present, in person or by proxy, to hold the meeting.

How many votes are needed for the proposals to pass?

  The two nominees for director who receive the most votes cast will be elected as a director.

  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What are the board of directors’ recommendations on how I should vote my shares?

     The board of directors recommends that you vote your shares as follows:

     Proposal 1 —   FOR the election of the two director nominees for three-year terms.

     Proposal 2 —   FOR the ratification of the independent registered public accounting firm.

What are my choices when voting?

     Proposal 1 —   You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

     Proposal 2 —   You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

     If you sign and return your proxy card without indicating how you want your shares to be voted, the board of directors will vote your shares as follows:

     Proposal 1 —   FOR the election of all director nominees.

     Proposal 2 —   FOR the ratification of the independent registered public accounting firm.

What if I vote “abstain”?

     A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposal will have the effect of a vote against the proposal. If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What if I do not return my proxy card and do not attend the annual meeting?

     If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you hold your shares in “street name” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the election of directors and the ratification of the independent registered public accounting firm.

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors and the other proposal. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the meeting.

What happens if a nominee for director declines or is unable to accept election?

     If you vote by proxy, and if unforeseen circumstances make it necessary for the board of directors to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?

     Yes. Your voting records will not be disclosed to us except:

  as required by law;

  to the inspectors of voting; or

  if the election is contested.

     The tabulator of the votes and at least one of the inspectors of voting will be independent of CFS and its officers and directors. If you are a holder of record or an employee benefit plan participant and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Who pays for the proxy solicitation cost?

     CFS pays the cost of the meeting and of soliciting proxies. In addition to soliciting proxies by mail, CFS has made arrangements with brokers, banks and other holders of record to send proxy materials to you, and we will reimburse them at our expense. In addition to their usual duties, directors, officers and a few certain other employees of CFS may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

Will I receive a copy of annual report of CFS?

     Our annual report on form 10-K for the year ended December 31, 2006 is included with this proxy statement. The annual report includes our audited financial statements, along with other financial information, and we urge you to read it carefully.

Can I access CFS’ proxy materials and annual report electronically?

     This proxy statement and the 2006 annual report are available on our website at www.citz.com – Investor Relations. All shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save CFS the cost of producing and mailing these documents by:

  following the instructions provided on your proxy card or voter instruction form;

  following the instructions provided when you vote over the Internet; or

  going to www.proxyvote.com and following the instructions provided.

     If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.

What is “householding”?

     We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way.

     If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321 or calling her at (219) 836-5500.

How do I revoke my consent to the householding program?

     If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting Automatic Data Processing, Inc., ADP, by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receiving your householding consent revocation.

     A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ELECTION OF DIRECTORS

     Our articles of incorporation provide that the board of directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the board of directors permits. No director, executive officer or director nominee is related to any other director or executive officer of CFS by blood, marriage or adoption. Each of the nominees currently serve as a director of CFS and of Citizens Financial Bank, CFS’ wholly owned federal savings bank subsidiary, the Bank. Thomas F. Prisby and Frank D. Lester are nominated for terms expiring at the annual meeting in 2010.

     The board of directors’ nominating committee recommended these individuals and the board of directors nominated them. The following table provides information regarding each of the nominees including their most recent principal occupations.

     The board of directors recommends that you vote “FOR” the following nominees:

			Director
Name	Age	Principal Occupation During the Past Five Years	Since
Frank D. Lester	66	Director of the Bank since 2000 and of CFS since 2001; Group Vice President, Union Tank Car, Chicago, Illinois, effective January 1, 2007. President of Union Tank Car, Chicago, Illinois from 1999-2006; previously served as President of Procor, Ltd., Oakville, Ontario from 1994 to 1999.	2001
Thomas F. Prisby	65	Chairman of the Board and Chief Executive Officer of CFS since its incorporation in 1998 and of the Bank since 1996; previously, Mr. Prisby served as the President and Chief Operating Officer of the Bank from 1989 to 1996. Mr. Prisby joined the Bank in 1982 as an Executive Vice President.	1998

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The audit committee has approved the selection of BKD, LLP to serve as the independent registered public accounting firm to examine our financial statements for 2007. The committee and the board of directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of BKD, LLP as our independent registered public accounting firm. If the shareholders do not ratify the selection, the audit committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the selection is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be in the best interest of CFS and its shareholders.

     We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

     The board of directors recommends that you vote “FOR” the ratification of the independent registered public accounting firm.

CHANGES IN ACCOUNTANTS

     On April 5, 2005, Crowe Chizek and Company LLC, provided notice to the audit committee that it declined to stand for re-appointment as our independent registered public accounting firm. Crowe Chizek’s report for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2004, and from December 31, 2004 through the effective date of Crowe Chizek’s disengagement, there were no disagreements between CFS and Crowe Chizek on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, that would have caused Crowe Chizek to make reference to in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K have occurred during the year ended December 31, 2004 or through the effective date of Crowe Chizek’s termination.

     During the year ended December 31, 2004, and from December 31, 2004 until the engagement of BKD, LLP as our independent registered public accounting firm in April 2005, neither CFS nor anyone on its behalf, consulted BKD, LLP with respect to any accounting or auditing issues involving CFS. In particular, there was no discussion with BKD, LLP regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the financial statements; or any matter that was either the subject of a disagreement with Crowe Chizek on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Crowe Chizek, would have caused Crowe Chizek to make reference to it in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulations S-K promulgated by the SEC.

     On April 21, 2005, the audit committee notified BKD, LLP that it had been engaged to serve as our independent registered public accounting firm for 2005. The appointment of BKD, LLP was approved by the committee, which was comprised solely of independent directors.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The following fees were paid to BKD, LLP, our independent registered public accounting firm, for 2006 and 2005.

AUDIT FEES

     The aggregate fees billed include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on form 10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2006 and 2005 were $239,406 and $216,684, respectively.

AUDIT-RELATED FEES

     The amount of fees billed by BKD, LLP for its audit of our benefit plans for the years ended December 31, 2006 and 2005 were $34,819 and $33,940. BKD, LLP did not provide any other audit-related services during 2006 and 2005.

TAX FEES

     The aggregate fees payable to BKD, LLP in connection with tax compliance, tax advice and tax planning services for the year ended December 31, 2006, payable in 2007, is estimated to be between $27,500 and $31,500. The aggregate fees billed for professional services provided by BKD, LLP in connection with tax compliance, tax advice and tax planning services for the years ended December 31, 2006 and 2005 were $14,400 and $37,750, respectively.

ALL OTHER FEES

     There were no fees billed for services which were not included above for 2006 and 2005.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     The audit committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.

     Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s chairman between regular meetings. In the period between committee meetings, the committee’s chairman is authorized to pre-approve such services on behalf of the committee provided that such pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.

     During 2006, all services by our independent registered public accounting firm were pre-approved by the audit committee in accordance with this policy.

OTHER MATTERS

     We do not know of any other matters that will be considered at the meeting. If any other proper business should come before the meeting; however, we will have discretionary authority to vote according to our best judgment.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Directors with a Term Expiring in 2008
			Director
Name	Age	Principal Occupation During the Past Five Years	Since
Gregory W. Blaine	58	Director of the Bank and CFS since 1998; consultant to and former Chairman and Chief Executive Officer of TN Technologies; Mr. Blaine served in various capacities with True North Communications, Inc., the parent of TN Technologies, from 1979 to 1998, including director of Global Operating Systems, and as a member of the board of directors of True North Communication from 1990 to 1997.	1998
Robert R. Ross	61	Director of the Bank and CFS since 2004; President of Ross Consulting, a business and financial consulting firm since 2004; Partner, PricewaterhouseCoopers, LLP from 1982 to 2004; Trustee, Calumet College of St. Joseph since 1982.	2004
Joyce M. Simon	58	Director of the Bank and CFS since 2004; Chief Financial Officer of the John G. Shedd Aquarium since 1992. Previously, Ms. Simon was a partner with the accounting firm of Ernst & Young LLP.	2004

Director with a Term Expiring in 2009
			Director
Name	Age	Principal Occupation During the Past Five Years	Since
Gene Diamond	54	Director of the Bank since 1994 and of CFS since 1998; appointed in 2004 as Regional Chief Executive Officer, after serving three years as Regional Chief Operating Officer, for the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana, St. Anthony Medical Centers in Crown Point, Indiana and St. Anthony Memorial Health Centers of Michigan City, Indiana; previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004.	1998

Retired Directors
			Director
Name	Age	Principal Occupation During the Past Five Years	Since
Charles R. Webb (1)	65	Director of the Bank and CFS from 2002 to 2006; Mr. Webb was the founder and chief executive officer of Charles Webb & Co. from 1989 to 1996. Mr. Webb served as Executive Vice President of Keefe Bruyette & Woods until his retirement in 2000. Thereafter he was the co-founder of Ernst & Webb, LLC, where he serves as Chairman.	2002
____________________

(1)	Mr. Webb retired as a director following the annual meeting held on April 25, 2006.

EXECUTIVE OFFICERS

     Below you will find information with respect to the principal occupations during the last five years for the executive officers of CFS and the Bank who do not serve as a director of CFS. All executive officers are elected annually by the board of directors and serve until their successors are elected and qualified. As of the date of this proxy, no executive officer is related to any director or other executive officer of CFS by blood, marriage or adoption. There are no arrangements or understandings between a director of CFS and any other person which resulted in the person being elected as an executive officer.

     Charles V. Cole. Age 45. Mr. Cole joined CFS and the Bank as Executive Vice President in 2003 and has served as the Chief Financial Officer since January 2004. Prior to joining us, Mr. Cole served as Senior Vice President and Chief Financial Officer at Advance Bancorp in Lansing, Illinois, from 1999 to 2003. Mr. Cole began his tenure with Advance Bancorp in 1991 as Controller of South Chicago Bank and was promoted to Vice President and Chief Financial Officer of Advance Bancorp in 1995.

     Thomas L. Darovic. Age 56. Mr. Darovic has served as an Executive Vice President for the Bank since 2003. Mr. Darovic joined the Bank in 2002 as Vice President of Retail Operations and was promoted to Senior Vice President that same year. Prior to his employment with the Bank, Mr. Darovic served as Vice President of Retail Operations and Administrative Services for Superior Bank FSB, Hinsdale, Illinois, beginning in 1993.

     Gregg L. Holley. Age 50. Mr. Holley has served as Senior Vice President since joining the Bank in 2005, and was named the Bank’s Chief Lending Officer in 2005. Previously, Mr. Holley was employed as Vice President and Relationship Manager at JPMorgan Chase (formerly Bank One) in Merrillville, Indiana. Prior to that, Mr. Holley served in various roles of increasing responsibility after he first began his employment with Bank One in 1985.

     Zoran Koricanac. Age 49. Mr. Koricanac joined the Bank in 2003 and currently serves as its Senior Vice President and Senior Loan Officer. Mr. Koricanac has also served as the Bank’s Chief Credit Officer and joined the Bank as Senior Vice President for Commercial and Small Business Lending. Previously, Mr. Koricanac served as Senior Lending Officer for Advance Bank, Lansing, Illinois, from 1999 to 2003.

     Jeffrey C. Stur. Age 58. Mr. Stur has served as Senior Vice President – Asset Management for the Bank since 2003. Previously, Mr. Stur served as Senior Vice President – Lending for the Bank beginning in 1995. Mr. Stur has held various roles of increasing responsibility since his employment with the Bank began in 1972.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes, as of March 2, 2007, our record date, certain information regarding our common stock that is beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, the Exchange Act, who or which were known to CFS to be the beneficial owners of more than 5% of our issued and outstanding common stock, (ii) the directors and director nominee of CFS, (iii) certain executive officers of CFS, and (iv) all directors, director nominee and executive officers of CFS as a group.

	Amount and Nature
Name of Beneficial Owner	of Beneficial		Percent of
or Number of Persons in Group	Ownership as of		Common Stock
5% or greater shareholders	March 2, 2007 (1)		(2)
CFS Bancorp, Inc.
Employee Stock Ownership Plan Trust
c/o First Bankers Trust Company	1,178,811	(3)	10.6%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	983,255		8.9%
Directors and Director Nominees:
Gregory W. Blaine	55,525	(4)(5)	*
Gene Diamond	94,237	(5)(6)	*
Frank D. Lester	33,780	(5)(7)(8)	*
Thomas F. Prisby	594,184	(5)(7)(9)(10)	5.2%
Robert R. Ross	19,118	(5)(11)	*
Joyce M. Simon	19,052	(5)(12)	*
Other Named Executive Officers:
Charles V. Cole	55,849	(5)(9)	*
Thomas L. Darovic	80,643	(5)(7)(9)	*
Gregg L. Holley	16,343	(5)(9)	*
Zoran Koricanac	39,705	(5)(9)	*
All directors, director nominees and other named executive officers of
the Company as a group (eleven persons)	1,126,500	(13)	9.6%
____________________

*	Represents less than 1% of the outstanding stock.

(1)	Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Percentages are calculated on the basis of the amount of outstanding shares plus all options exercisable within 60 days of the record date for each individual and for all directors and executive officers as a group.

(3)	The Employee Stock Ownership Plan Trust, the ESOP, exists by virtue of an agreement between CFS and First Banker’s Trust Company, who acts as the trustee of the ESOP. Under the terms of the ESOP, the allocated shares held in the ESOP will be voted in accordance with the instructions of the participating employees.

Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to fiduciary duties of the trustee and applicable law. Any allocated shares which either abstain on a proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. As of December 31, 2006, 822,382 shares held by the ESOP had been allocated to the accounts of participating employees. The amount of our common stock beneficially owned by all directors and named executive officers as a group does not include the unallocated shares held by the ESOP.

(4)	Includes 25 shares held by Mr. Blaine’s child living at his home.

(5)	Includes shares subject to stock options exercisable within 60 days of the record date as follows: Blaine – 32,000; Diamond – 32,000; Lester – 27,000; Prisby – 314,145; Ross – 16,000; Simon – 16,000; Cole – 50,000; Darovic – 69,000; Holley – 15,000; and Koricanac – 35,000.

(6)	Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with Mr. Diamond’s spouse; and 3,000 shares in a private foundation established by Mr. Diamond. Mr. Diamond disclaims beneficial ownership of the shares owned by said private foundation.

(7)	Includes shares of restricted stock allocated as follows: Lester – 1,600; Prisby – 1,915; and Darovic – 2,000.

(8)	Includes 1,780 shares held in a trust established by CFS to fund its obligations with respect to a deferred director’s compensation plan. Mr. Lester disclaims beneficial ownership of said shares except to the extent of his personal pecuniary interests therein.

(9)	Includes shares allocated pursuant to the ESOP as follows: Prisby – 22,375; Cole – 5,849; Darovic – 7,726; Holley – 1,343; and Koricanac – 4,705.

(10)	Includes 15,919 shares held in the Bank’s 401(k) plan; 84,625 shares held in a trust of which Mr. Prisby is the trustee and sole beneficiary; 7,580 shares in an individual retirement account; 27,269 shares held in a trust of which Mr. Prisby’s spouse is the trustee and sole beneficiary; 45,400 shares owned by an adult child living with Mr. Prisby; and 3,500 shares owned by a private charitable foundation established by Mr. Prisby in 2002. Mr. Prisby disclaims beneficial ownership of the shares owned by his adult child and said private foundation. Also includes 65,551 shares held by trusts established by CFS to fund its obligations with respect to deferred supplemental retirement benefits; Mr. Prisby disclaims beneficial ownership thereof except to the extent of his personal pecuniary interests therein.

(11)	Includes 3,019 shares owned jointly with his spouse.

(12)	Includes 2,052 shares held in a trust established by CFS to fund its obligations with respect to a deferred director’s compensation plan. Ms. Simon disclaims beneficial ownership of said shares except to the extent of her personal pecuniary interests therein.

(13)	Includes 5,515 shares of restricted stock, which may be voted by the directors and executive officers pending vesting and distribution; 55,735 shares allocated to the directors and executive officers pursuant to the ESOP; and 675,145 shares which may be acquired by the directors and executive officers upon the exercise of stock options which are currently or shall first become exercisable within 60 days of the voting record date.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

     Pursuant to NASDAQ National Market Rule 4350(c), the board of directors has affirmatively determined that a majority of our directors are independent as defined under NASDAQ Rule 4200. Our independent directors are Gregory W. Blaine, Gene Diamond, Frank D. Lester, Robert R. Ross and Joyce M. Simon.

BOARD COMMITTEES

     The board of directors has established an audit committee, a compensation committee and a nominating committee, among others. The committee charters are available for review on our website at www.citz.com – Investor Relations – Governance Documents.

DIRECTOR ATTENDANCE

     We do not have a formal policy regarding director attendance at our annual meetings of shareholders. We typically schedule a directors’ meeting in conjunction with the annual meeting and encourage our directors to attend the meeting. All of our directors, except Mr. Webb who was retiring from the board of directors, attended the annual meeting of shareholders held on April 25, 2006.

     During the year ended December 31, 2006, the board of directors met nine times. No director attended fewer than 75% of the aggregate total number of meetings held during their service period and the total number of meetings held by all committees during their service period.

CODE OF CONDUCT AND ETHICS

     We have adopted a code of conduct and ethics, which is available on our website at www.citz.com – Investor Relations – Governance Documents. A copy is also available to any shareholder who requests it by writing to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. We will disclose in a current report on form 8-K filed with the SEC the nature of any amendment to the code (other than technical, administrative or other non-substantive amendments), our approval of any material departure from a provision of the code, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the code that has been made known to any of our executive officers.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may correspond with the chairman of the board or our lead director, Mr. Ross, or any other member of our board of directors, by writing a letter addressed to his or her attention in care of our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a member of our board of directors or audit committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our Internal Auditor at 707 Ridge Road, Munster, Indiana 46321.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and other persons who own more than ten percent of our outstanding common stock, to file reports of their stock ownership and changes in their ownership with the SEC. These same people must also furnish us with copies of these reports.

     We have established procedures where the executive officers and directors (and others on their behalf) provide us with information regarding their transactions in shares of our common stock. Based on this information, we prepare and file the required ownership reports on behalf of the executive officers and directors.

     We have reviewed the reports we prepared and filed. In addition, our executive officers and directors have made written statements to us regarding their CFS stock ownership. Based on a review of these reports and statements, we believe that our executive officers and directors have fully complied with the reporting requirements of Section 16(a).

RELATED PARTY TRANSACTIONS

     Except as described below with respect to loans made by the Bank, all related party transactions for directors, executive officers and five percent shareholders must be approved by the majority of our independent directors with the related director abstaining from consideration and voting.

     The Bank offers mortgage loans to its directors, officers and employees, as well as members of their immediate families, for the financing of their primary residences and other loans. All loans are made in conformance with Section 22(h) of the Federal Reserve Act, which generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any of their related interests, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution, (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and (iii) does not involve more than the normal risk of repayment or present other unfavorable features. In addition, any loan to a related party must be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to CFS. Loans by the Bank to directors in excess of $500,000 must be approved in advance by the Bank’s board of directors.

     The Bank employs Michael P. Prisby, the son of our chairman and chief executive officer, as its Vice President – Corporate Investment Officer. Mr. Michael Prisby’s compensation and benefits for 2006 totaled $141,241.

     We are unaware of any related party transactions other than those described above, with the exception of $138,684 paid to Caprio-Prisby Architectural Design, Inc. for services rendered in the design of the new branch buildings and for the renovation of existing branch locations. Mr. Prisby’s son is a principal of this firm and all payments to the firm were approved by the independent members of the board of directors.

BOARD COMMITTEE REPORTS, POLICIES AND PROCEDURES

REPORT OF THE AUDIT COMMITTEE

     The report of the audit committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

     The audit committee of the board of directors is responsible for providing independent, objective oversight of our accounting and financial reporting functions. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Corporate Governance. Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue an audit report based on their audit. They are also responsible for attesting to management’s evaluation regarding internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

     The audit committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of this committee are Mr. Blaine, who serves as its chairman, Mr. Ross and Ms. Simon. All members of this committee are required to be financially literate, and at least one member must have accounting or related financial management experience. Mr. Ross has been affirmatively identified by our board of directors to be an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act.

     The audit committee:

  reviews our systems of internal control with management, our internal auditor and our independent registered public accounting firm;

  monitors our adherence in accounting and financial reporting to generally accepted accounting principles accepted in the United States; and

  reviews the records, affairs and financial condition of CFS.

     The audit committee met three times during 2006 and has reviewed and discussed our audited financial statements with management. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by SAS No. 90 “Audit Committee Communications.” The committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed their independence with them. Based on the review and discussions referred to above in this report, the committee recommended to the board of directors that the audited financial statements be included in its annual report on form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee
Gregory W. Blaine (Chairman)
Robert R. Ross
Joyce M. Simon

NOMINATING COMMITTEE

     The nominating committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Corporate Governance. The committee met one time during 2006. The members of the committee are Mr. Ross, who serves as its chairman, Mr. Blaine and Ms. Simon. All nominations for directors of CFS were made by the committee.

     Unless an unexpected vacancy or an immediate and pressing need dictates, we generally prefer to recruit new directors from the Bank’s board of directors. We believe this allows the members of the nominating committee, all of whom also serve as members of the Bank’s board of directors, the opportunity to observe and evaluate the effectiveness, commitment and contribution of the individual prior to nominating him or her for election to our board of directors.

     The nominating committees for CFS and the Bank generally operate as a joint committee. The typical process for selecting and nominating new director candidates is as follows:

  the chairman or one or more of the other directors identifies the desirability of adding new directors and the chairman initiates the search;

  the committee evaluates prospective nominees and identifies a preferred pool of candidates;

  the committee interviews and evaluates prospective candidates; and

  the committee meets to consider and select the final candidates and recommends the slate of candidates to the board of directors.

     The nominating committee seeks a diverse group of candidates who possess the background, skills and expertise needed to make a significant contribution to CFS. Given the nature of our business, the committee seeks to recruit and retain directors with significant executive and financial experience. Desired qualities of prospective director candidates include:

     Experience (in one or more of the following):

  high-level leadership experience in business or administrative activities;

  breadth of knowledge about issues affecting our company; and

  ability and willingness to contribute special competencies to the board of directors.

     Personal attributes:

  personal integrity;

  loyalty and concern for our continued long-term success and welfare;

  willingness to apply sound independent business judgment;

  awareness of a director’s vital part in corporate citizenship and image;

  commitment to investing the time necessary to prepare for and attend meetings of the board of directors; and

  willingness to assume broad fiduciary responsibility.

     Qualified candidates for membership on our board of directors will be considered without regard to race, color, creed, sex, ancestry, national origin or disability. The nominating committee will review the qualifications and backgrounds of the candidates, as well as the overall composition of the board of directors, and recommend to the board of directors the slate of directors to be nominated for election at the annual meeting. The chairman of the board, acting on behalf of the full board of directors, will extend the formal invitation to become a nominee of the board of directors.

     Nominations to the board of directors may also be submitted to the nominating committee by our shareholders in accordance with our bylaws (see Shareholder Proposals and Nominations). The committee may also consider informal recommendations from shareholders regarding possible candidates for director.

     We believe the board of directors works best when operated in a spirit of collegiality, mutual respect and trust. Consequently, unsolicited recommendations regarding potential director candidates may be subject to additional scrutiny and reliable references will be required for all prospective members. The nominating committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups or a desire to represent a distinct subset of our shareholders.

     The chairman of the nominating committee, Mr. Ross, also serves as the lead director for CFS. The committee’s charter provides that the lead director shall consult with the chairman of the board regarding matters of concern to the board of directors including board of directors’ meeting agendas, the adequacy of information provided to the board of directors and the effectiveness of the board of directors’ meeting process. The lead director also presides at no fewer than two executive sessions of the board of directors, without the chairman being present, each year.

Nominating Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
Joyce M. Simon

COMPENSATION COMMITTEE

     The compensation committee was established by the board of directors in order to assist CFS in the development and oversight of human resource policies, compensation policies, incentive plans, stock benefit programs and other employee compensation and benefits issues. The committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The members of the committee are Mr. Diamond, who serves as its chairman, Mr. Lester and Ms. Simon. The committee also establishes policies regarding the compensation and benefits programs for our employees and determines the compensation of and benefits to our executive officers. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Corporate Governance. The committee met four times during 2006.

     The duties of the compensation committee include, among other things:

  reviewing and recommending the chief executive officer’s compensation program to the board of directors;

  designing, implementing and approving an equitable compensation and benefit program for our executives with input from the chief executive officer;

  periodically reviewing executive perquisites as a part of the executive compensation packages;

  engaging consultants to assist in the evaluation of executive job descriptions, market value compensation levels, legally accurate benefit programs and incentive programs within industry-tested parameters;

  reviewing at least biennially the methods we use in setting base compensation levels;

  reviewing CFS’ disclosure in the proxy statement to ensure that the committee has satisfied its responsibilities under its charter for the prior year; and

  determining which officers, key employees and non-employee directors will be granted stock options and restricted stock awards, when available, as well as the terms of the awards.

     The compensation committee meets as often as necessary to perform its duties and responsibilities. Management works with Mr. Diamond in establishing the agenda for the committee meetings and also prepares information for each committee meeting. The committee typically meets with the chief executive officer and the human resources director and will also meet with outside counsel and outside advisors, when appropriate. The committee also meets in executive session without management.

     Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are: evaluating employee performance; suggesting business performance targets and objectives; and recommending salary levels and stock awards.

     At the compensation committee’s request, the chief executive officer participates in committee meetings to provide: background information regarding our strategic objectives; the chief executive officer’s evaluation of the performance of our senior executive officers; and compensation recommendations for our senior executive officers (other than himself). The chief executive officer does not participate in the portions of the committee meetings where his compensation is reviewed and approved.

     The committee charter grants the compensation committee the sole and direct authority to hire and terminate its advisors and compensation consultants as well as approve their compensation. These advisors report directly to the committee. The Bank pays the committee’s advisors and consultants. The committee has for several years used the services of a compensation consultant to identify specific study groups of companies and to provide research regarding compensation programs and compensation levels among the companies in the study groups.

     The compensation committee utilized reports by independent compensation consultants and salary surveys to assist with its compensation analysis. In 2006, the committee engaged Watson Wyatt to assess the competitiveness of the compensation of the named executive officers and senior management group, including the chief executive officer, and to provide directional recommendations for improving the compensation program.

     The compensation committee identified Watson Wyatt as an independent consultant. Watson Wyatt reports directly to the committee but is authorized to communicate with management to obtain information. Watson Wyatt will not do any work for CFS except as authorized by the committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Determinations regarding CFS and Bank employee compensation are made by the compensation committee, who are all independent directors. There were no compensation committee interlocks during 2006, which generally means that no executive officer of CFS served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

     The report of the compensation committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

     The compensation committee has reviewed the Compensation Disclosure and Analysis contained in this proxy statement with CFS management, and based on the review and discussions, the committee has recommended to the board of directors that the Compensation Disclosure and Analysis be included in CFS’ annual report on form 10-K and this proxy statement.

Compensation Committee
Gene Diamond (Chairman)
Frank D. Lester
Joyce M. Simon

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     Our Compensation Discussion and Analysis addresses the following topics: the members and role of our compensation committee; our compensation philosophy and policies regarding executive compensation; the components of our executive compensation program; and our compensation decisions for 2006.

Committee Members and Independence

     The compensation committee consists of Mr. Diamond, who serves as its chairman, Mr. Lester and Ms. Simon. The committee is comprised solely of independent members of our board of directors as defined by NASDAQ listing standards. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Corporate Governance.

Committee Meetings

     The compensation committee meets as often as necessary to perform its duties and responsibilities. The committee held four meetings during fiscal 2006 and one meeting during 2007 to date. Management works with Mr. Diamond in establishing the agenda for the committee meetings and also prepares information for each committee meeting. The committee typically meets with the chief executive officer and the human resources director and will also meet with outside counsel and outside advisors, when appropriate. The committee also meets in executive session without management.

     Our compensation planning process neither begins nor ends with any particular committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

     The compensation committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the committee as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

  calculations and reports on individual and corporate performance achievement levels and evaluations;

  reports on our strategic objectives and financial budget for future periods;

  reports on our performance versus a peer group of companies;

  information on the executive officers’ stock ownership, option holdings, restricted stock awards and benefit plans;

  information regarding equity compensation plan dilution;

  estimated values of restricted stock awards;

  tally sheets setting forth the total compensation of the named executive officers (including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, under the supplemental executive retirement plan or following a change-in-control of CFS); and

  information regarding compensation programs and compensation levels of peer groups of companies identified by our compensation consultant.

Philosophy

     We believe that the skills, abilities and commitment of our executive officers are essential to our long-term success and competitiveness. The primary goal of our compensation program is to attract, retain and motivate the best people to achieve performance goals that reward management for successful performance while serving the financial interests of our company and shareholders. Our compensation philosophy is intended to align the interests of management with those of our shareholders. It is our belief that compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.

     In determining executive compensation levels, the committee seeks to establish salary and bonus levels, when considered with other components of our compensation structure, designed to attract and retain qualified executives. The committee also considers specific annual performance criteria and the scope of the executive’s responsibilities, individual contributions, experience in the position and our financial performance in order to create compensation plans that reward executives for increasing shareholder value. The level of any base salary increase is based upon an executive’s job performance and parameters supported by our compensation consultant’s findings and publicly reported data. Bonus allocations are based on various combinations of profitability, achieving growth targets and attainment of specific strategic goals.

     Generally, the compensation committee’s philosophy is to provide our executives, including the chief executive officer, with conservatively competitive base salaries combined with performance-based annual and long-term incentives in an effort to provide an appropriate balance and focus between our short-term and long-term objectives. The committee generally targets total compensation to be competitive (at the median, but not more than the 75th percentile) when measured against a range of selected comparable companies, including financial institutions in our asset size range.

     A variety of compensation elements are used to attract, retain and motivate talented individuals who can assist us in delivering high performance to our shareholders and customers. These include:

  a base salary;

  performance-based annual cash incentives;

  equity compensation plans;

  the ESOP;

  welfare benefits;

  retirement plans;

  employment agreements with change-in-control provisions; and

  supplemental executive retirement plans, the SERP plans.

     At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions:

  A substantial portion of executive compensation (up to 40%) is contingent on, and variable with, achievement of corporate and/or individual performance objectives.

  We have, in the past, offered equity awards to more closely align the interests of management and our shareholders.

  We utilize employment agreements (which include change-in-control arrangements) with some of our executives which are designed to discourage the adoption of policies that may serve to entrench management over the long-term interests of our shareholders.

  We offer a supplemental executive retirement plan to our chief executive officer in order to promote balance between his retirement compensation (which encourages his retention) and short-term cash compensation.

     We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

  Total compensation is higher for executives with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

  As position and responsibility increases, a greater portion of the executives’ total compensation is performance-based pay contingent on the achievement of performance objectives.

  Equity-based compensation levels are higher for executives with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Program Design

     The compensation committee has developed a compensation program which is comprised of benefits that the committee believes are typically offered to executives of financial institutions similar to CFS. The committee recognizes that attracting and retaining key executives is critical to our long term success. The committee has set certain guidelines regarding executives’ compensation and reviews each executive annually.

Compensation Should be Reasonable and Responsible

     We believe it is essential that our overall compensation levels be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with our constant focus on profitability, growth objectives and strategic performance objectives.

Compensation Disclosures Should be Clear and Complete

     We have decided that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English. As a consequence, compensation disclosures should provide all of the information necessary to permit shareholders to understand our compensation philosophy and our compensation-setting process.

Management’s Role in the Compensation-Setting Process

     Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are: evaluating employee performance; suggesting business performance targets and objectives; and recommending salary levels and stock awards.

     Management works with Mr. Diamond in establishing the agenda for the compensation committee meetings and also prepares meeting information for each committee meeting. The chief executive officer participates in committee meetings at the committee’s request to provide: background information regarding our strategic objectives; an evaluation of the performance of the senior executive officers; and compensation recommendations for senior executive officers (other than himself). The chief executive officer does not participate in those portions of the committee meetings where his compensation is reviewed and approved.

Committee Advisors

     The compensation committee charter grants the committee the sole and direct authority to hire and terminate its advisors and compensation consultants and to approve their compensation. These advisors report directly to the committee. The Bank pays the committee’s advisors and consultants.

     The compensation committee utilized reports by independent compensation consultants and salary surveys in order to assist it in its compensation analysis. In 2006, the committee engaged its consultant to assess the competitiveness of the compensation of the named executive officers and senior management group, including the chief executive officer, and to provide directional recommendations for improving the compensation program.

Committee Effectiveness

     The committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.

Annual Evaluation

     During the first quarter of 2006, the compensation committee met to evaluate the performance of our executive officers for 2005, approve their cash incentive bonuses for 2005, set their base salaries for 2006 and establish their respective performance objectives for 2006. The committee’s actions were subsequently approved by our board of directors. The committee will meet during 2007 to evaluate the performance of our executive officers, set their base salaries for 2007, establish their respective performance objectives for 2007 and present recommendations to the board of directors for approval.

Performance Objectives

     For executive officers, the process begins with establishing individual and corporate performance objectives for the fiscal year. The compensation committee engages in an active dialogue with the chief executive officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans as well as the degree of difficulty in achieving specific performance targets. Corporate performance objectives for 2006 were established on the basis of four measures: “core” diluted earnings per share, deposit growth, loan growth and the attainment of specific strategic goals. Target measures and the amount of the awards are set on a yearly basis by the committee.

Benchmarking

     We do not believe it is appropriate to establish compensation levels primarily based on benchmarking. We believe, however, that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation.

     In considering the compensation levels for our executive officers in 2006, the compensation committee reviewed total compensation levels of employees and executives in comparable positions at selected similar institutions and, based upon performance in their positions relative to our data, recommended base and total compensation amounts to the board of directors based on these reviews. The committee also utilized reports by independent compensation consultants and salary surveys in order to assist it in its compensation analysis.

     For comparative purposes, the compensation committee reviewed data collected from proprietary and published surveys and from the most recently filed proxies for a peer group of 11 financial institutions similar in asset size. For compensation purposes, the peer group consisted of Flushing Financial, First Oak Brook Bancshares, Midwest Banc Holdings, Pennfed Financial Services, Oceanfirst Financial, ESB Financial, Parkvale Financial, Camco Financial, Peoples Community Bancorp, HMN Financial and Berkshire Bancorp. The median asset size of the peer group was $1.88 billion, with an observed range from $950 million to $2.35 billion.

     The following compensation elements (based upon publicly available data) were evaluated as a part of the review: base salary; annual incentive; total cash compensation (salary plus annual bonus opportunity); long-term incentives; and total direct compensation (sum of total cash compensation and long-term incentive opportunity).

Performance Pay

     As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay consists of cash bonuses under our incentive plan for achievement of specified performance objectives.

Elements of Executive Compensation and 2006 Compensation Discussions

     In the following discussion we review the elements of executive compensation and discuss our 2006 compensation discussions. During 2006, the committee continued to apply the compensation principles described above in determining the compensation of our named executive officers. In summary, the compensation decisions made in 2006 for the named executive officers were as follows:

  We increased base salaries for the named executive officers, on average, by 3.5% for 2006.

  We elected not to grant any stock option or other equity-based awards in 2006.

  Performance-based pay, on average, represented 12.8% of the base compensation paid to the named executive officers for 2006.

     We believe that these decisions are consistent with our core compensation principles of: rewarding outstanding performance; promoting the interests of long-term shareholders; and ensuring compensation is reasonable and responsible. After considering all components of the compensation paid to the named executive officers, the committee has determined that the compensation paid in 2006 is reasonable and not excessive.

Base Salary

     The compensation committee believes that base salaries are a key element in attracting and retaining our management team. The committee targets base salaries to the median level to the 75th percentile for companies of similar size, performance and industry and also considers the scope of the executive’s responsibilities, individual contributions, experience in the position, internal pay equity and our financial performance. We also consider historical compensation levels, competitive pay practices at the companies in the study groups and the relative compensation levels among our executive officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels and individual contributions.

     Salary ranges and individual salaries for executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions and updated competitive information. The base salaries paid during 2006 to the five named executive officers are shown in column (c) in the Summary Compensation Table. In setting the base salaries for 2006, we considered:

  the compensation philosophy and guiding principles described above;

  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at CFS;

  all of the components of executive compensation, including base salary, incentive compensation, restricted stock awards, retirement and death benefits under the supplemental retirement plans, along with all other benefits and perquisites;

  the mix of performance pay to total compensation;

  internal pay equity;

  the base salary paid to named executive officers in comparable positions at companies in our peer group, using the 50th percentile as our point of reference; and

  the minimum base salaries of Messrs. Prisby, Cole, Darovic and Koricanac provided for in their employment agreements.

     No specific weighting was applied to these factors. The total increase in base salaries for the named executive officers for 2006 was $34,220 which represents an overall compensation increase of 3.5% from 2005.

Annual Management Incentive Compensation Program

     Annual incentives are paid to motivate and reward exceptional performance for the year. The program provides executives and key employees an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for the year. Performance goals are tied to measures of operating performance rather than appreciation in our stock price. The compensation committee believes that increases in the future of total compensation should be more heavily weighted toward performance-based bonuses and equity components to promote a pay-for-performance compensation framework.

     Awards to executives are paid in cash and are based upon the compensation committee’s evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. These goals are position specific and include a mix of individual, corporate and, where relevant, business unit measures. The primary goals used in 2006 included: “core” diluted earnings per share, deposit growth, loan growth, credit quality and corporate strategic plan accomplishments. These goals are aligned with our overall strategic plan for the year. The bonuses for the executives are recommended by management, revised as necessary by the committee and reviewed and approved by the committee.

     In reviewing annual incentive awards, the compensation committee takes into account both competitive median annual incentive values as well as the impact of annual incentive awards on total compensation. Depending on performance, awards may range from zero to 150% of target. The committee has established performance objectives for the named executive officers based on objective and measurable targets. These performance objectives allow our named executive officers to earn a cash bonus up to a specified percentage of their base salary if they, CFS or their particular business unit achieves specified targets. For further detail related to these objectives see Grants of Plan-Based Awards.

     The incentive payments that the named executive officers could have received for their 2006 performance are set forth in columns (c) – (e) in the Grants of Plan-Based Awards Table. The actual incentives paid to each named executive officer for 2006 performance are set forth in column (g) in the Summary Compensation Table.

Equity-Based Compensation

     We believe that equity compensation can be an effective means of creating a long-term link between the compensation provided to executives and other key management personnel with gains realized by the shareholders. In the past, we have elected to use service-based stock options and restricted stock awards as part of our compensation program. We decided, however, not to make such awards in 2006 and do not intend to make such awards in 2007. The compensation committee retains the right to make option awards in circumstances that it may deem appropriate.

Severance Arrangements

     None of our named executive officers have arrangements that provide for severance payments other than those discussed in Employment Agreements.

Change-in-Control Arrangements

     All of our equity compensation plans provide that upon a change-in-control all unvested awards shall immediately become vested. All of our stock options have vested. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for information regarding the value of unvested stock awards held by the named executive officers.

     We also provide for change-in-control payments to be made to Messrs. Prisby, Cole, Darovic and Koricanac, pursuant to their employment agreements. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments Upon Termination or Change-in-Control.

Employment Agreements

     The compensation committee also takes into consideration the employment agreements we have with Messrs. Prisby, Cole, Darovic and Koricanac. These agreements contain provisions that will require CFS to make payments to these officers upon the termination of their employment (other than for cause or due to a voluntary termination) or for good reason following a change-in-control. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Post-Termination Payments.

Employee Stock Ownership Plan

     The named executive officers also participate in our Employee Stock Ownership Plan, the ESOP. The ESOP is a tax-qualified benefit plan for employees of CFS and the Bank. The ESOP affords our employees the opportunity to share in our growth and prosperity and to accumulate capital for their future economic security. The ESOP is also intended to align employee interests with those of our shareholders and afford employees the opportunity to acquire stock ownership interests via CFS stock allocated to their ESOP accounts.

     Our employees are generally eligible to participate in the plan after 12 consecutive months of service, working a minimum of 1,000 hours in a calendar year and having attained the age of 21. Employees who meet the participation requirements and are actively employed on the last working day of the year will receive an allocation for the year. CFS’ contributions to the ESOP are subject to a five-year cliff vesting schedule. See column (i) of the Summary Compensation Table for the amounts allocated to each of the named executive officers for 2006.

     In 1998, the ESOP borrowed funds from us to acquire shares of our common stock. In March 2007, we modified the terms of the ESOP loan with the ESOP trustee by extending the loan term for an additional eight years from 2009 to 2017. The change is anticipated to reduce the amount of the annual allocation employees would have otherwise received over the next three years. In consideration for the modification, the interest rate payable to CFS by the ESOP trustee was reduced from 8.5% to 4.6%, and the employees will receive, among other things, “event protection” which will guarantee that all unallocated shares will be distributed to the employees in the event of a plan termination or change–in-control.

Pension Benefits

     When reviewing compensation matters and developing compensation packages for Mr. Prisby, the compensation committee takes into consideration that the Bank maintains a non-contributory, tax-qualified defined benefit pension plan for eligible employees. Benefits were frozen under this plan effective March 1, 2003. In addition, employees who would have been eligible after that date were not eligible to enter the plan. Mr. Prisby is the only named executive officer who participates in the plan. Although no further benefits will accrue while the freeze remains in place, the freeze does not reduce benefits accrued prior to that date. For a further discussion of this plan, see Retirement and Supplemental Executive Retirement Plans.

Supplemental Executive Retirement Benefits

     The compensation committee also considers that CFS provides supplemental executive retirement benefits for the purpose of providing certain retirement benefits to the chief executive officer, whose benefits under our ESOP and our pension plan are limited by the Internal Revenue Code. Mr. Prisby is the only named executive officer currently participating in these plans. Annually, at his election, the benefit may be paid in a lump sum or invested in a rabbi trust established on his behalf. The rabbi trust is invested primarily in our common stock. For a further discussion of the supplemental executive retirement plan, see Retirement and Supplemental Executive Retirement Plans.

401(k) Plan

     We offer a 401(k) plan which is a tax-qualified defined contribution benefit plan designed to provide retirement benefits to eligible employees. The 401(k) plan enables our employees to save and invest on a regular, long term basis. All contributions to the 401(k) plan are invested in various investment options offered by the plan as selected by the employee. We match 50% of the first 6% of the compensation contributed by participating employees (e.g., if an employee contributes 5% of his salary, we contribute an amount equal to 2.5% of the employee’s salary). For 2005 and 2006, our matching contribution was paid in the form of shares distributed through our ESOP. For 2007, we will make a cash matching contribution directly to the employees’ 401(k) account.

Additional Benefits

     Executive officers participate in other employee benefit plans (e.g., life, medical and disability programs) generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive other additional perquisites that are described in this proxy statement in column (i) in the Summary Compensation Table. The compensation committee requested that CFS disclose all perquisites provided to the named executive officers, even if the perquisites fall below the disclosure thresholds under SEC rules.

Compensation Policies

     Set forth below is a discussion of other policies that impact our compensation discussion.

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

     CFS generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million. We review compensation plans in light of applicable tax provisions, including Section 162(m) and Section 409A, and may revise those plans from time to time to avoid excise taxes or to maximize deductibility. We may, however, approve compensation that does not qualify for deductibility when we deem it to be in our best interest.

     The compensation committee will continue to evaluate the impact of the Section 162(m) and Section 409A provisions and to consider compensation policies and programs appropriate for an organization of our size and history in an effort to address any potential impact. The committee may determine that it is appropriate to continue to compensate an executive officer above the 162(m) limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

Financial Restatement

     The compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other employees where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, CFS will seek to recover any amount determined to have been inappropriately received by an individual.

Timing of Stock Option Grants and Restricted Stock Awards

     CFS awards all stock option grants and restricted stock awards in conjunction with compensation committee meetings which correspond with regularly scheduled board of directors meetings. Generally, the grant date for all annual awards is made after we have released earnings for the year. Our executive officers do not have any role in selecting the grant date, and the grant date of the stock options and restricted stock is always the date the committee approves the grants.

SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation paid or earned by each of the named executive officers for 2006.

							Change in
							Pension
							Value &
						Non-equity	Non-qualified
Name						Incentive	Deferred
and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)	(g)(2)	(h)(3)	(i)(4)(5)	(j)
Thomas F. Prisby	2006	$370,240	$—	$13,557	—	$—	$139,901	$63,111	$586,809
Chairman and Chief
Executive Officer
Charles V. Cole	2006	173,331	—	—	—	25,666	—	42,010	241,007
Executive Vice President
and Chief Financial
Officer
Thomas L. Darovic	2006	169,678	—	14,980	—	19,996	—	42,588	247,242
Executive Vice President
Zoran Koricanac	2006	138,339	—	—	—	59,017	—	35,500	232,856
Senior Loan Officer
Gregg L. Holley	2006	134,808	—	—	—	21,842	—	33,642	190,292
Chief Lending Officer
____________________

(1)	The amounts shown in column (e) represent the vesting of awards under our Recognition and Retention Plan granted prior to 2006. There were no awards during 2006.

(2)	The amounts shown in column (g) represent the amount paid in 2007 as a bonus under our incentive compensation program for 2006 which is discussed in further detail under Compensation Discussion and Analysis. See also the footnotes to the Grants of Plan-Based Awards table.

(3)	The amounts shown in column (h) represent the increase in the present value of the named executive officers’ benefits under the pension plan and all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the SERP plans.

(4)	The amounts shown in column (i) reflect the following:
		County
		Club and		Employer
	ESOP	Health Club	Car	Portion of	RRP
	Allocation	Membership	Allowance	Medical	Dividends
Thomas F. Prisby	$39,806	$6,420	$6,655	$8,872	$1,358
Charles V. Cole	30,616	617	—	10,777	—
Thomas L. Darovic	31,162	1,943	3,561	4,350	1,572
Zoran Koricanac	23,757	2,336	985	8,422	—
Gregg L. Holley	19,679	667	2,680	10,616	—

(5)	For 2006, matching contributions to our 401(k) plan were made in the form of shares distributed through our ESOP and allocations are valued based upon the number of shares allocated to the named executive officer’s account multiplied by the closing price ($14.65) of our common stock on the last trading day of 2006.

LIFE INSURANCE

     CFS maintains a term life insurance plan for all full-time employees which provides a benefit in an amount equal to 100% of the employee’s annual earnings as defined under the plan, rounded to the next $1,000, except in the case of Mr. Prisby, who having reached age 65, has this benefit reduced by a third.

GRANTS OF PLAN-BASED AWARDS

     The following table presents information relating to 2006 non-stock grants of incentive plan awards, stock-based incentive plan awards and awards of options, restricted stock and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2006 that are not performance-based where the payout or future value is tied to our stock price and not to other performance criteria. We did not grant any stock options or other equity-based awards in 2006.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	Base	Value
		Under Non-Equity			Under Equity			of Shares	of Securities	Price	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards			of Stock	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(i)	(k)	(l)
Thomas F. Prisby (2)	2/21/06	—	$148,096	$222,144	—	—	—	—	—	—	—
Charles V. Cole (3)	2/21/06	—	52,114	71,657	—	—	—	—	—	—	—
Thomas L. Darovic (4)	2/21/06	—	50,945	72,596	—	—	—	—	—	—	—
Zoran Koricanac (5)	2/21/06	—	70,102	73,564	—	—	—	—	—	—	—
Gregg L. Holley (6)	2/21/06	—	33,838	42,297	—	—	—	—	—	—	—
____________________

(1)	The incentive plan provides for an opportunity of a cash bonus. The 2006 plan provided for a single estimated payout as target, with a maximum payout potential. The percent of payout was based on percentage of accomplishment in each assigned category as listed below. Depending on performance, awards may range from zero to 150% of target. The four categories that were part of the management incentive compensation program for 2006 were: “core” diluted earning per share, loan growth, deposit growth and corporate strategic plan accomplishment. For “core” diluted earnings per share, there was a maximum bonus potential of 150% of goal; for loan growth and deposit growth, there was a maximum bonus potential of 150% of each goal; and for the strategic plan there was a maximum bonus of 100% of the goal. The amounts awarded under the plan were paid in early 2007 and are included in column (g) of the Summary Compensation Table.

(2)	Thomas F. Prisby: Performance goals were based on “core” diluted earnings per share (100%), which if achieved would result in a bonus of 40% of earned salary base. The target was not met and no bonus was paid to Mr. Prisby.

(3)	Charles V. Cole: Performance goals were based on four components and assigned a weighted percentage: “core” diluted earnings per share (35%), strategic plan (25%), loan growth (15%) and deposit growth (25%), which if achieved would result in a bonus of 30% of earned salary base. Mr. Cole received no bonus for “core” diluted earnings per share or loan growth since those targets were not met. Mr. Cole received 97% of his targeted bonus for exceeding the deposit growth target and 100% of his targeted bonus for meeting the strategic plan objectives.

(4)	Thomas L. Darovic: Performance goals were based on four components and assigned a weighted percentage: “core” diluted earnings per share (35%), strategic plan (15%), loan growth (25%) and deposit growth (25%), which if achieved would result in a bonus of 30% of earned salary base. Mr. Darovic received no bonus for the “core” diluted earnings per share or loan growth components since those targets were not met. Mr. Darovic received 97% of his targeted bonus for exceeding the deposit growth target and 100% of his target bonus for meeting the strategic plan objectives.

(5)	Zoran Koricanac: Performance goals were based on “core” diluted earnings per share (100%), which if achieved would result in a bonus of 5% of earned salary base. Mr. Koricanac received no bonus for the “core” diluted earnings per share component since this target was not met. Mr. Koricanac also participated in a loan production incentive plan for which a number of basis points could be earned based on targeted production with a percentage assigned for fees collected.

(6)	Gregg L. Holley: Performance goals were based on four components and assigned a weighted percentage: “core” diluted earnings per share (25%), strategic plan (50%), loan growth (10%) and deposit growth (15%), which if achieved would result in a bonus of 25% of earned salary base. Mr. Holley received no bonus on the “core” diluted earnings per share or loan growth components since those targets were not met. Mr. Holley received 97% of his targeted bonus for exceeding the deposit growth target and 100% of his targeted bonus for meeting the strategic plan objectives.

OUTSTANDING EQUITY AWARDS AT YEAR-END

     The following table summarizes for each named executive officer the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2006.

Option Awards						Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive				Market	Incentive	Plan Awards:
			Plan Awards:				Value of	Plan Awards:	Market or
			Number of				Shares	Number of	Payout Value
	Number of	Number of	Securities			Number	or Units	Unearned	of Unearned
	Securities	Securities	Underlying			of Shares	of Stock	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			or Units of	That	or Other	or Other
	Unexercised	Unexercised	and	Option	Option	Stock That	Have Not	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas F. Prisby	160,000	—	—	$10.00	4/6/2009	—	—	1,600 (2)	$23,440 (4)
	28,000	—	—	8.50	5/15/2010	—	—	315 (2)	4,615 (4)
	35,000	—	—	11.25	4/27/2011	—	—	—	—
	20,000	—	—	13.49	2/18/2012	—	—	—	—
	35,000	—	—	13.99	5/19/2013	—	—	—	—
	25,000	—	—	14.64	4/7/2014	—	—	—	—
	11,145	—	—	13.48	7/25/2015	—	—	—	—
Charles V. Cole	15,000	—	—	14.76	12/15/2013	—	—	—	—
	15,000	—	—	14.64	4/7/2014	—	—	—	—
	20,000	—	—	13.48	7/25/2015	—	—	—	—
Thomas L. Darovic	15,000	—	—	13.43	4/1/2012	—	—	2,000 (3)	29,300 (4)
	5,000	—	—	13.92	8/27/2012	—	—	—	—
	15,000	—	—	13.99	5/19/2013	—	—	—	—
	17,500	—	—	14.64	4/7/2014	—	—	—	—
	16,500	—	—	13.48	7/25/2015	—	—	—	—
Zoran Koricanac	10,000	—	—	14.10	9/15/2013	—	—	—	—
	15,000	—	—	14.64	4/7/2014	—	—	—	—
	10,000	—	—	13.48	7/25/2015	—	—	—
Gregg L. Holley	15,000	—	—	13.48	7/25/2015	—	—	—	—
____________________

(1)	All of the option awards fully vested on September 26, 2005.

(2)	Mr. Prisby’s Recognition and Retention Plan awards vest as follows: 800 on April 1, 2007 and 2008 and an additional 105 on April 1, 2007, 2008 and 2009.

(3)	Mr. Darovic’s Recognition and Retention Plan awards vest as follows: 1,000 on April 1, 2007 and 2008.

(4)	The market value was computed by multiplying the number of shares by the closing price ($14.65) of our common stock on the last trading day of 2006.

OPTION EXERCISES AND STOCK VESTED

     The following table summarizes for each named executive officer the number of shares acquired and amounts received upon exercise of options or the vesting of stock awards for 2006.

	Option Awards		Stock Awards
	Number		Number
	of Shares		of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)(1)	(d)	(e)(2)
Thomas F. Prisby	25,000	$362,800	905	$13,557
Charles V. Cole	—	—	—	—
Thomas L. Darovic	—	—	1,000	14,980
Zoran Koricanac	—	—	—	—
Gregg L. Holley	—	—	—	—
____________________

(1)	The amount represents the aggregate amount realized which was determined by subtracting the exercise price of the options from the market price on the date the options were exercised.

(2)	The amount represents the aggregate amount realized which was determined by multiplying the number of shares by the market value as of the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

     The following table summarizes the amount of non-qualified deferred compensation that CFS is obligated to pay to each named executive officer, including the full amount of earnings for 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)(1)	(e)	(f)(2)
Thomas F. Prisby	$—	$29,951	$54,950	$—	$1,027,569
Charles V. Cole	—	—	—	—	—
Thomas L. Darovic	—	—	—	—	—
Zoran Koricanac	—	—	—	—	—
Gregg L. Holley	—	—	—	—	—
____________________

(1)	All of the amounts reported in column (d) were reported in column (h) of the Summary Compensation Table.

(2)	The amounts shown in column (f) represent two plans: pension SERP and ESOP SERP. Earnings include dividends and interest as well as changes in the market value of CFS stock held.

RETIREMENT BENEFITS

     CFS has a voluntary savings, defined contribution benefit plan qualified under section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan. For 2005 and 2006, CFS provided matching contributions on the employee’s contributions through its ESOP in such uniform amounts or percentages as annually determined by the employer. For 2007, we will make a cash matching contribution directly to the employees’ 401(k) account.

     CFS has an ESOP. Eligible employees receive an allocation and share units under the ESOP based upon a percentage of eligible compensation and accrued dividends on previously allocated shares.

     The Bank maintains a non-contributory, tax-qualified defined benefit pension plan, the retirement plan, for eligible employees. All salaried employees age 21 or older who have completed at least one year of service are eligible to participate in the retirement plan. The retirement plan provides a benefit for each participant, including our named executive officers, equal to 1.5% of the participant’s highest average annual compensation during any 60 consecutive calendar months multiplied by the participant’s years (and any fraction thereof) of eligible employment. A participant is fully vested in his or her benefit under the retirement plan after five years of service. The retirement plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the retirement plan trustee.

     Benefits were frozen under this plan effective March 1, 2003. In addition, employees eligible for the plan after that date are not eligible to enter the plan. Although no further benefits will accrue while the freeze remains in place, the freeze does not reduce benefits accrued prior to that date.

     Messrs. Cole, Darovic, Koricanac and Holley are not eligible to participate in the pension plan.

PENSION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

     The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the Bank’s qualified defined benefit pension plan as supplemented by the supplemental benefit plan adopted by the Bank. The benefits under the qualified defined benefit plan were frozen in 2003.

		Number of	Present Value	Payments
		Years	of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefits	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)
Thomas F. Prisby	Pension Plan	20	$ 840,000	$—
	Pension SERP	—	741,011	—
	ESOP SERP	—	286,558	29,951
Charles V. Cole (2)	Pension Plan	—	—	—
	Pension SERP	—	—	—
	ESOP SERP	—	—	—
Thomas L. Darovic (2)	Pension Plan	—	—	—
	Pension SERP	—	—	—
	ESOP SERP	—	—	—
Zoran Koricanac (2)	Pension Plan	—	—	—
	Pension SERP	—	—	—
	ESOP SERP	—	—	—
Gregg L. Holley (2)	Pension Plan	—	—	—
	Pension SERP	—	—	—
	ESOP SERP	—	—	—
____________________

(1)	The present value is calculated at December 31, 2006 using the following assumptions: 50% at 7.75% discount and 50% at 5.50% discount.

(2)	Messrs. Cole, Darovic, Koricanac and Holley do not participate in the pension plan or the SERP plans.

     The pension plan benefits shown in the table represent the net present value of the executive’s accumulated pension benefits (i.e., his benefits in respect to service prior to 2007). Benefits under the plan generally may be paid as a monthly annuity for the life of the participant (or the lives of the participant and his spouse) or in the form of an actuarially equivalent lump sum payment. The annual pension benefit is the product of (1) the participant’s number of years of credited benefit service, multiplied by (2) the sum of 1.5% of that portion of the participant’s covered compensation after 1998 and 2% of the participant’s covered compensation before that year. Compensation covered by the plan is the average of compensation, as limited by Internal Revenue Code limitations, for the five consecutive years of employment which produce the highest such average. Benefits under the plan were frozen in 2003.

     The supplemental executive retirement plans, the SERP plans, provide for supplemental benefits to certain employees whose benefits under the retirement plan or the ESOP are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits equal the amount of additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, our board of directors may designate the executive officers that may participate in these SERP plans. We have established rabbi trusts with an independent financial institution to satisfy our obligations under the SERP plans. The assets of the rabbi trusts are subject to the claims of our general creditors in the event of insolvency, and the trustee must invest substantially all of the trusts’ assets in our common stock. Mr. Prisby is the only named executive officer currently participating in these SERP plans. Annually, at his election, the benefit may be paid in a lump sum or invested in the rabbi trusts established on his behalf. Upon retirement, Mr. Prisby will be fully vested in the assets held in the rabbi trusts and entitled to distribution of the assets as provided for in the SERP plans.

EMPLOYMENT AGREEMENTS

     In December 2004, both CFS and the Bank entered into agreements with Mr. Koricanac which provide that employment is “at-will” but that upon the occurrence of a “Trigger Event,” which is defined in the agreements as the execution of a definitive agreement intended to result in a “Change-in-Control” (as defined below), then the term of Mr. Koricanac’s employment agreements automatically become one year.

     On July 1, 2006, CFS and the Bank entered into new employment agreements with Mr. Prisby, Mr. Cole and Mr. Darovic. These agreements superseded existing employment agreements between CFS, the Bank and each of these three named executive officers. Under these agreements, CFS and the Bank agreed to employ Mr. Prisby, Mr. Cole and Mr. Darovic for a term of 36, 18 and 12 months, respectively, in each of their current respective positions. The agreements provide Mr. Prisby, Mr. Cole and Mr. Darovic a current base salary of $370,240, $177,000 and $171,000, respectively.

     The employment agreements described above are reviewed annually by the compensation committee. All of the employment agreements with CFS are extended daily for successive one-day periods until CFS provides notice to the named executive officer that it does not wish to extend the employment term. The Bank agreements are reviewed each year and may be extended for no more than one additional year.

     Employment under these agreements can be terminated by the named executive officer, CFS or the Bank at any time without cause. The executives will have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by CFS and the Bank for cause, disability, retirement or death.

     Mr. Prisby, Mr. Cole, Mr. Darovic or Mr. Koricanac will be entitled to a cash severance amount if either executive terminates his respective employment because:

  of the failure of CFS or the Bank to comply with any material provision of the employment agreement;

  the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement or death; or

  as a result of certain adverse actions which are taken with respect to the executive’s employment following a change-in-control of CFS.

     Except as noted below, the cash severance amount is based upon a three-year average of the executive’s base salary, bonus and amounts allocated to them under any qualified employee benefit plan in the following amounts:

  Thomas F. Prisby – 300% of average annual compensation

  Charles V. Cole – 150% of average annual compensation

  Thomas L. Darovic – 100% of average annual compensation

  Zoran Koricanac – 100% of base salary plus cash incentive bonuses earned during the previous year

     In the event that any of the payments to be made under the employment agreements or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and the payments will cause the affected named executive officer to incur an excise tax under the Code, CFS has agreed to fully reimburse the executive for the amount of the excise tax.

     A change-in-control is defined in the employment agreements to include any change-in-control of CFS that is required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of our outstanding voting securities and (ii) a change in a majority of our directors during any three-year period without the approval of at least two-thirds of our directors at the beginning of the three-year period.

     Mr. Prisby’s agreement also provides that if his employment is terminated due to disability or retirement, we will provide all existing life and medical insurance coverage until he and his spouse become eligible for Medicare. If Mr. Prisby dies during the term of the agreement or following his disability or retirement, we will provide medical insurance coverage for his spouse until she is eligible for Medicare. The agreements with Messrs. Cole, Darovic and Koricanac provide that the named executive officer will receive medical insurance coverage for the balance of the term of the agreement if the agreement is terminated without cause by CFS.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

     The tables below reflect the amount of compensation to be paid to each of our named executive officers in the event of termination of the executive’s employment. The amount of compensation payable to each executive upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change-in-control and in the event of disability or death of the executive is shown below. The amounts shown are presented as if the termination was effective on December 31, 2006 and includes amounts earned through that date. The amounts are estimates of what would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time each executive separates from CFS and the Bank.

Payments Made Upon Termination

     Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

  non-equity incentive compensation earned during the year;

  amounts contributed under the 401(k) plan;

  unused vacation pay;

  amounts accrued and vested through our SERP plans; and

  amounts accrued and vested through our ESOP.

Payments Made Upon Retirement

     In the event of the retirement of a named executive officer (other than Mr. Holley), in addition to the items identified above, each will continue to receive health and welfare benefits for the term specified in his employment agreement.

Payments Made Upon Death or Disability

     In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings Payments Made Upon Termination and Payments Made Upon Retirement above, the executive will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change-in-Control

     We have entered into employment agreements with each named executive officer, except Mr. Holley. Pursuant to these agreements, if an executive’s employment is terminated following a change-in-control (other than termination by CFS for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason” or due to a material breach of the agreement, in addition to the benefits listed under the heading Payments Made Upon Termination, the executive will receive the following:

  a lump sum severance payment ranging from one to three times the sum of the executive’s average annual compensation (the average over the last three years of the executive’s base salary, cash bonuses and amounts allocated to the executive under qualified employee benefit plants of CFS);

  for the period specified in his agreement, at our cost, continued participation in all life insurance, health and accident insurance, disability insurance and other employee benefit programs he participated in (other than stock option and stock award plans, bonuses and other compensation included in the calculation of the average annual compensation and other benefits included in the calculation of the average annual compensation);

  if the change-in-control payments constitute a parachute payment within the meaning of Section 280G(b)(2) of the Internal Revenue Code, a gross-up payment designed to reimburse the executive for any excise taxes imposed on the payment; and

  all stock options and stock awards held by the executive will automatically vest and become exercisable.

      The following table shows the potential payments upon termination or change-in-control for Mr. Prisby.

						Involuntary
						for Good
				Involuntary		Reason
		Early	Normal	Not For		Termination
	Voluntary	Retirement	Retirement	Cause	For Cause	(Change-in-
Executive Benefits and	Termination	on	on	Termination	Termination	Control)	Disability	Death
Payments Upon	on	12/31/2006	12/31/2006	on	on	on	on	on
Separation	12/31/2006	(1)	(1)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Compensation:
Incentive compensation	$—	$ —	$—	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards – RRP (2)	28,055	—	28,055	28,055	28,055	28,055	28,055	28,055
Savings plan – 401(k) (3)	726,144	—	726,144	726,144	726,144	726,144	726,144	726,144
Retirement plans – pension (4)	840,000	—	840,000	840,000	840,000	840,000	—	782,736
Retirement plans – ESOP (5)	327,800	—	327,800	327,800	327,800	327,800	327,800	327,800
SERP plans (6)	1,027,569	—	1,027,569	1,027,569	1,027,569	1,027,569	1,027,569	1,027,569
Healthcare benefits (7)	32,600	—	—	32,600	—	32,600	—	32,600
Disability income (8)	—	—	—	1,320	—	1,320	229,276	—
Life insurance benefits (9)	—	—	—	2,173	—	2,173	—	227,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	1,303,276	—	—
Accrued vacation pay	2,848	—	2,848	2,848	2,848	2,848	2,848	2,848
____________________

(1)	Mr. Prisby has reached normal retirement age.

(2)	Reflects the value of all unvested Recognition and Retention Plan shares that would vest.

(3)	Reflects the value of Mr. Prisby’s 401(k) plan.

(4)	Reflects the present value of accumulated benefits under our pension plan, except the amount reflected under the heading “Death”, which represents the active service death benefit under the plan.

(5)	Reflects the value of Mr. Prisby’s ESOP allocations.

(6)	Reflects value of rabbi trusts established to fund our obligations under our SERP plans.

(7)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our healthcare plans.

(8)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated lump-sum present value of all future payments Mr. Prisby would be entitled to receive under our disability program. Mr. Prisby would be entitled to receive $10,000 per month for 24 months.

(9)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Prisby’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Cole.

						Involuntary
						for Good
				Involuntary		Reason
		Early	Normal	Not For		Termination
	Voluntary	Retirement	Retirement	Cause	For Cause	(Change-in-
Executive Benefits and	Termination	on	on	Termination	Termination	Control)	Disability	Death
Payments Upon	on	12/31/2006	12/31/2006	on	on	on	on	on
Separation	12/31/2006	(1)	(1)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Compensation:
Incentive plan	$ 25,666	$ —	$ —	$—	$ —	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards – RRP	—	—	—	—	—	—	—	—
Savings plan – 401(k) (2)	48,675	—	—	48,675	48,675	48,675	48,675	48,675
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans - ESOP (3)	—	—	—	—	—	85,683	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (4)	—	—	—	15,396	—	—	—	—
Disability income (5)	—	—	—	594	—	594	1,513,981	—
Life Insurance benefits (6)	—	—	—	452	—	452	—	188,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	332,437	—	332,437	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Cole has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of Mr. Cole’s 401(k) plan.

(3)	Reflects the value of Mr. Cole’s ESOP allocations.

(4)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our healthcare plans.

(5)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated lump-sum present value of all future payments Mr. Cole would be entitled to receive under our disability program. Mr. Cole would be entitled to receive $10,000 per month until he reaches age 65.

(6)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Cole’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Darovic.
						Involuntary
						for Good
				Involuntary		Reason
		Early	Normal	Not For		Termination
	Voluntary	Retirement	Retirement	Cause	For Cause	(Change-in-
Executive Benefits and	Termination	on	on	Termination	Termination	Control)	Disability	Death
Payments Upon	on	12/31/2006	12/31/2006	on	on	on	on	on
Separation	12/31/2006	(1)	(1)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Compensation:
Incentive plan	$ 19,996	$ 19,996	$ —	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards – RRP (2)	—	—	—	—	—	29,300	—	—
Savings plan – 401(k) (3)	81,516	81,516	—	81,516	81,516	81,516	81,516	81,516
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans - ESOP (4)	113,192	113,192	—	113,192	113,192	113,192	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (5)	—	—	—	3,648	—	3,648	—	—
Disability income (6)	—	—	—	396	—	396	869,170	—
Life Insurance benefits (7)	—	—	—	306	—	306	—	191,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	221,625	—	221,625	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Darovic has not met normal retirement eligibility requirements.

(2)	Reflects the value of all unvested Recognition and Retention Plan shares that would vest.

(3)	Reflects the value of Mr. Darovic’s 401(k) plan.

(4)	Reflects the value of Mr. Darovic’s ESOP allocation.

(5)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Darovic under our healthcare plans.

(6)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Darovic under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated lump-sum present value of all future payments Mr. Darovic would be entitled to receive under our disability program. Mr. Darovic would be entitled to receive $10,000 per month until he reaches age 65.

(7)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Darovic under life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Darovic’s beneficiaries upon his death.

           The following table shows the potential payments upon termination or change-in-control for Mr. Koricanac.

						Involuntary
						for Good
				Involuntary		Reason
		Early	Normal	Not For		Termination
	Voluntary	Retirement	Retirement	Cause	For Cause	(Change-in-
Executive Benefits and	Termination	on	on	Termination	Termination	Control)	Disability	Death
Payments Upon	on	12/31/2006	12/31/2006	on	on	on	on	on
Separation	12/31/2006	(1)	(1)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Compensation:
Incentive compensation	$ 59,017	$ —	$ —	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards – RRP	—	—	—	—	—	—	—	—
Savings plan – 401(k) (2)	177,452	—	—	177,452	177,452	177,452	177,452	177,452
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans - ESOP (3)	—	—	—	—	—	68,929	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (4)	—	—	—	—	—	9,780	—	—
Disability income (5)	—	—	—	—	—	337	1,106,935	—
Life Insurance benefits (6)	—	—	—	—	—	245	—	153,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	199,017	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Koricanac has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of Mr. Koricanac’s 401(k) plan.

(3)	Reflects the value of Mr. Koricanac’s ESOP allocations.

(4)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Koricanac under our healthcare plans.

(5)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Koricanac under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated lump-sum present value of all future payments Mr. Koricanac would be entitled to receive under our disability program. Mr. Koricanac would be entitled to receive $8,489 per month until he reaches age 65.

(6)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Koricanac under our life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Koricanac’s beneficiaries upon his death.

           The following table shows the potential payments upon termination or change-of-control for Mr. Holley.

Involuntary
for Good
				Involuntary		Reason
		Early	Normal	Not For		Termination
	Voluntary	Retirement	Retirement	Cause	For Cause	(Change-in-
Executive Benefits and	Termination	on	on	Termination	Termination	Control)	Disability	Death
Payments Upon	on	12/31/2006	12/31/2006	on	on	on	on	on
Separation	12/31/2006	(1)	(1)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006
Compensation:
Incentive compensation	$21,842	$ —	$ —	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards – RRP	—	—	—	—	—	—	—	—
Savings plan – 401(k) (2)	13,375	—	—	13,375	13,375	13,375	13,375	13,375
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans - ESOP (3)	—	—	—	—	—	19,675	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (4)	—	—	—	—	—	—	—	—
Disability income (5)	—	—	—	—	—	—	998,822	—
Life Insurance benefits (6)	—	—	—	—	—	—	—	141,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	—	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Holley has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of Mr. Holley’s 401(k) plan.

(3)	Reflects the value of Mr. Holley’s ESOP allocations.

(4)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Holley under our healthcare plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Holley would be entitled to receive under our disability program. Mr. Holley would be entitled to receive $7,778 per month until he reaches age 65.

(6)	Reflects the estimated present value of the proceeds payable to Mr. Holley’s beneficiaries upon his death.

DIRECTOR COMPENSATION

     On July 1, 2006, we began to pay our directors who are not CFS employees an annual retainer of $6,000 for service on our board of directors and $20,000 for service on the Bank’s board of directors. Previously, the directors did not receive a retainer. We also pay members of the compensation committee $550 per committee meeting attended; the compensation committee chairman receives an additional $100 per meeting that he presides over. We pay audit committee members $750 per committee meeting attended; the audit committee chairman receives an additional $250 per meeting that he presides over. Nominating committee members receive $200 per meeting attended. Directors attending executive committee meetings receive $200 per meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s chairman.

     Mr. Prisby, our chairman of the board, is not compensated for attending any meetings of the board of directors. Director compensation is subject to periodic adjustment by the board of directors. All members of our board of directors also serve as members of the Bank’s board of directors.

DIRECTOR COMPENSATION TABLE

     The following table details the compensation earned by each non-employee director of CFS, either from CFS or the Bank, during 2006.

					Change in
					Pension Value
				Non-Equity	and Nonqualified
				Incentive Plan	Deferred	All Other
	Fees Earned or	Stock Awards	Option	Compensation	Compensation	Compensation
Name	Paid in Cash ($)	($)	Awards ($)	($)	Earnings	($)	Total ($)
(a)	(b)	(c) (1)	(d)	(e)	(f)(2)	(g)(3)	(h)
Gregory W. Blaine	$28,350	$—	$ —	$—	$—	$—	$28,350
Gene Diamond	27,150	—	—	—	—	—	27,150
Frank D. Lester	26,300	11,984	—	—	711	1,258	40,253
Robert R. Ross	31,025	—	—	—	—	—	31,025
Joyce M. Simon	28,325	—	—	—	1,419	—	29,744
Charles R. Webb	7,100	11,984	—	—	—	1,258	20,342
____________________

(1)	The amounts shown in column (e) represent the vesting of awards under our Recognition and Retention Plan granted prior to 2006. There were no awards during 2006.

(2)	The amounts shown in column (f) represent all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trusts under the director’s deferred compensation plan.

(3)	The amounts shown in column (g) represent the dividends earned on the Recognition and Retention Plan shares that vested in 2006.

     The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2006 for each director.

			Equity Incentive	Equity Incentive Plan
	Number of		Plan Awards:	Awards: Market
	Securities		Number of	or Payout Value of
	Underlying	Average	Unearned Shares,	Unearned Shares,
	Unexercised	Option	Units or Other	Units or Other Rights
	Options (#)	Exercise	Rights That Have	That Have Not
Name	Exercisable	Price	Not Vested (#)	Vested ($)
(a)	(b)	(c)	(e)	(f)(1)
Gregory W. Blaine	32,000	$12.19	—	$ —
Gene Diamond	32,000	12.19	—	—
Frank D. Lester	27,000	12.92	1,600	23,440
Robert R. Ross	16,000	14.35	—	—
Joyce M. Simon	16,000	14.35	—	—
Charles R. Webb	23,000	13.95	—	—
____________________

(1)	The market value was computed by multiplying the number of shares awarded under our Recognition and Retention Plan by the closing price ($14.65) of our common stock on the last trading day of 2006.

DEFERRED DIRECTOR’S COMPENSATION PLAN

     All non-employee directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a director. The deferred amounts are placed in rabbi trusts established by CFS to fund its obligations under the plan. All assets of the trusts are invested in CFS common stock but remain subject to the claims of our general creditors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

SUBMISSION OF SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

     Our 2008 annual meeting of shareholders is scheduled to be held on April 29, 2008. That date is subject to change. If you intend to present a proposal at the 2008 annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. The Corporate Secretary must receive this proposal no later than November 23, 2007. If you want to present a proposal at the 2008 annual meeting, without including the proposal in the proxy statement, you must provide written notice to the Corporate Secretary at the address given above. The Corporate Secretary must receive this notice no later than November 23, 2007. Director nominations may be made at the annual meeting of shareholders only by or at the direction of the board of directors or by any shareholder entitled to vote at the meeting who has complied with this procedure.

     Each notice of a proposal must include:

  a brief description of the matter to be brought before the meeting;

  the reasons for bringing the matter before the meeting;

  your name, address, the class and number of shares of CFS stock you own; and

  any material interest you may have in the proposal.

     Notice of a nomination must include:

  your name, address, the class and number of shares of CFS stock you own;

  the name, age, business address, residential address and principal occupation of the nominee;

  the number of shares beneficially owned by the nominee;

  the nominee’s consent to be elected and to serve; and

  information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws.

     CFS may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

For the Board of Directors

MONICA F. SULLIVAN
Vice President - Corporate Secretary

Munster, Indiana
March 23, 2007

CFS BANCORP, INC. ATTN: MONICA SULLIVAN P.O. BOX 9129 HIGHLAND, IN 46322
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CFS Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CFSBA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CFS BANCORP, INC.

The Board of Directors recommends that you vote FOR the election of the nominees listed below and FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.

Vote On Directors

1.	Election of Directors.

Nominees for three-year terms expiring in 2010 and until their successors are elected and qualified:

	01)	Frank D. Lester
	02)	Thomas F. Prisby

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of BKD, LLP as independent registered public accounting firm for the Company for the year ending December 31, 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 23, 2007, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please sign this Proxy exactly as your name(s) appear(s) on the stock certificate. When shares of the Company are held by joint tenants, both tenants should sign. When signing this Proxy as attorney, executor, administrator, trustee, or guardian, please give the full title of such. If the shares are owned by a corporation, please sign the Proxy using the full corporate name, by the President or other authorized officer. If a partnership or other entity owns the shares, please have an authorized person sign on behalf of the partnership or other entity.

For address changes and/or comments, please check this box and write them on the back where indicated.	Yes	No	☐

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REVOCABLE PROXY

CFS BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CFS BANCORP, INC. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 24, 2007 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of CFS Bancorp, Inc. ("Company") or any successors thereto, as proxies, with full power of substitution, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on March 2, 2007 at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana, on Tuesday, April 24, 2007 at 10:00 a.m. Central Time and at any adjournment thereof. This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan.

This Proxy will be voted as directed, but if the proxy card is returned and properly signed and no instructions are specified, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors, FOR the proposal to ratify the appointment of BKD, LLP as the Company's independent registered public accounting firm, and otherwise at the discretion of the proxy holders. If you do not return this card, these shares will not be voted. You may revoke this proxy any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of CFS Bancorp, Inc. called for April 24, 2007, the accompanying Proxy Statement, and the accompanying Annual Report on Form 10-K prior to the signing of this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)